UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 31, 2007

UNIVERSAL HOSPITAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-20086	41-0760940
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

7700 France Avenue South, Suite 275
Edina, Minnesota 55435-5228
(Address of principal executive offices)
(Zip Code)

952-893-3200
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 31, 2007, Universal Hospital Services, Inc. (the “Company”) completed a merger pursuant to an Agreement and Plan of Merger, dated as of April 15, 2007, by and among the Company, UHS Holdco, Inc. (“Holdco”) and UHS Merger Sub, Inc. (“Merger Sub”). Certain affiliates of Bear Stearns Merchant Banking (“BSMB”) formed Holdco and Merger Sub for the sole purpose of acquiring all of the outstanding capital stock of the Company pursuant to the merger. At the effective time of the merger, Merger Sub was merged with and into the Company, with the Company surviving the merger. Holdco is owned by BSMB and certain members of the Company’s management.

     Purchase Agreement

On May 31, 2007, immediately prior to the consummation of the merger, Merger Sub issued $230.0 million in aggregate principal amount of its Second Lien Senior Secured Floating Rate Notes due 2015 (the “Floating Rate Notes”) and $230.0 million in aggregate principal amount of its 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015 (the “PIK Toggle Notes,” and together with the Floating Rate Notes, the “Notes”) pursuant to a Purchase Agreement, dated May 22, 2007 (the “Purchase Agreement”), by and among Merger Sub and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co Inc. and Wachovia Capital Markets LLC (collectively, the “Initial Purchasers”). The Notes were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States in reliance on Regulation S under the Securities Act. Immediately following the merger on May 31, 2007, the Company assumed Merger Sub’s obligations with respect to the Notes. The proceeds of the Notes offering, together with cash from equity investors, were used to fund the merger transaction, including the refinancing of previous debt and the payment of related fees and expenses.

     Registration Rights Agreement

Immediately following the merger on May 31, 2007, the Company entered into a joinder agreement with respect to the Registration Rights Agreement, dated May 31, 2007 (the “Registration Rights Agreement”), by and among Merger Sub and the Initial Purchasers of the Notes. Under the Registration Rights Agreement, the Company is obligated to file and use its commercially reasonable efforts to cause to become effective a registration statement with respect to an offer to exchange the Notes for new freely tradable notes issued by the Company that are registered with the Securities and Exchange Commission (the “SEC”) and have substantially identical terms as the Notes in all material respects. The Registration Rights Agreement provides that if the Company is not able to effect the applicable exchange offer, the Company will file with the SEC and use its commercially reasonable efforts to cause to become effective a shelf registration statement relating to the resale of the Notes. Pursuant to the Registration Rights Agreement, the Company will be obligated to pay additional interest on the Notes in certain instances, including if it does not file the registration statement within 120 days following the merger or complete the related exchange offer within 30 business days of the effective date of the registration statement. If the Company fails to satisfy certain of the registration obligations under the Registration Rights Agreement, it will be subject to a registration default and the annual interest on the Notes will increase by 0.25% and by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.0% per annum. Such additional interest will be in addition to any other interest payable from time to time with respect to the Notes.

Indenture

The Notes were issued pursuant to an indenture, dated as of May 31, 2007, by and between Merger Sub and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Merger Sub was merged with and into the Company on May 31, 2007 and the Company assumed Merger Sub’s obligations with respect to the Notes pursuant to a supplemental indenture, dated as of May 31, 2007, by and between the Company and the Trustee.

The Notes are second priority senior secured obligations of the Company and, to the extent of the value of the assets securing such obligations, are subordinated to all of the Company’s obligations under its new senior secured credit facility and any other obligations that are secured by first priority liens on the collateral securing the Notes or that are secured by a lien on assets that are not part of the collateral securing the Notes. The Notes rank equally in right of payment with all existing and any future unsecured and unsubordinated indebtedness of the Company and rank senior in right of payment to any existing and future subordinated indebtedness of the Company.

The Notes will mature on June 1, 2015. Interest on the Notes will be payable twice a year, on each June 1 and December 1, beginning December 1, 2007. At any time prior to June 1, 2009, the Company may redeem some or all of the Floating Rate Notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, plus a specified premium. At any time prior to June 1, 2009, the Company may also redeem up to 40% of the aggregate principal amount of the Floating Rate Notes at a redemption price of 100% of the principal amount, plus accrued and unpaid interest to the redemption date, with the net proceeds of certain equity offerings. The Company will have the option to redeem some or all of the Floating Rate Notes at any time on or after June 1, 2009 at specified redemption prices.

At any time prior to June 1, 2011, the Company may redeem some or all of the PIK Toggle Notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, plus a specified premium. At any time prior to June 1, 2010, the Company may also redeem up to 40% of the aggregate principal amount of the PIK Toggle Notes at a redemption price of 108.5% of the principal amount, plus accrued and unpaid interest to the redemption date, with the net proceeds of certain equity offerings. The Company will have the option to redeem some or all of the PIK Toggle Notes at any time on or after June 1, 2011 at specified redemption prices.

The Company is required to offer to purchase the Notes at 101% of their aggregate principal amount, plus accrued and unpaid interest to the repurchase date, if it experiences certain specified changes in control.

The indenture governing the Notes contains covenants that, subject to certain exceptions, limit the Company’s ability and that of its restricted subsidiaries to, among other things (1) incur additional debt and issue preferred stock, (2) make certain investments or other specified restricted payments, (3) consummate specified asset sales, (4) enter into transactions with affiliates, (5) create liens, (6) pay dividends or make other distributions on the capital stock of the Company and (7) enter into mergers, consolidations and sales of substantially all assets.

The indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment, breach of covenants in the indenture, payment defaults or acceleration of other indebtedness, a failure to pay certain judgments and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the Trustee or holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Senior Secured Credit Facility

In connection with the merger, the Company and Holdco entered into a new first lien senior secured asset-based revolving credit facility providing for loans in an amount of up to $135.0 million pursuant to a credit agreement, dated as of May 31, 2007, with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. (“ML Capital”), as administrative agent, Bank of America, N.A., as documentation agent, and ML Capital, Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC as joint lead arrangers and joint book-runners and the lenders party thereto. The Company has an option to increase the maximum availability under the senior secured credit facility by an amount not to exceed $50.0 million, subject to certain conditions, such as an absence of any default or events of default.

The senior secured credit facility is available for working capital and general corporate purposes, including permitted investments, capital expenditures and debt repayments, on a fully revolving basis, subject to the terms and conditions set forth in the credit documents in the form of revolving loans, swing line loans and letters of credit. The senior secured credit facility will mature on or about May 31, 2013.

The availability under the senior secured credit facility is subject to a borrowing base calculated on the basis of certain of the Company’s eligible accounts receivable, inventory and equipment. The Company’s obligations under the senior secured credit facility are secured by a first priority security interest in substantially all of the Company’s assets, excluding a pledge of its and Holdco’s stock, any joint ventures and certain other exceptions. The Company’s obligations under the senior secured credit facility are unconditionally guaranteed by Holdco.

Borrowings under the senior secured credit facility are expected to accrue interest at the Company’s option:

At a per annum rate equal to 0.75% above the rate announced from time to time by the agent as its "prime rate" payable quarterly in arrears; or

At a per annum rate equal to 1.75% above the adjusted LIBOR rate used by the agent. The Company expects to be able to select the applicable duration for any LIBOR interest period (i.e., one, two, three or six month duration or, if available to all relevant lenders, nine or twelve months for LIBOR borrowings).

Overdue principal, interest and other amounts will bear interest at a rate per annum equal to 2% in excess of the applicable interest rate. The applicable margins in respect of the senior secured credit facility will be subject to adjustment based upon total leverage ratios to be agreed with the agent. The senior secured credit facility also provides for customary letter of credit fees, closing fees, unused line fees and other fees. The Company expects to be required to repay borrowings that exceed the borrowing base and expects to have the right to repay borrowings under the senior secured credit facility at any time without premium or penalty.

The senior secured credit facility contains various customary affirmative and negative covenants. Pursuant to the affirmative covenants, the Company and Holdco will, among other things, deliver financial and other information to the agent, provide notice of certain events (including events of default), pay their obligations, maintain their properties, maintain the security interest in the collateral for the benefit of the agent and the lenders and maintain insurance. Among other restrictions and subject to certain exceptions, the senior secured credit facility restricts the ability of the Company and Holdco to incur indebtedness, create or permit liens on Holdco’s assets, declare or pay dividends and certain other restricted payments, consolidate, merge or recapitalize, acquire or sell assets, make certain investments, loans or other advances, enter into transactions with affiliates, change their line of business and enter into hedging transactions. The senior secured credit facility also contains a financial covenant consisting of a minimum ratio of trailing four quarter EBITDA to cash interest expense.

The senior secured credit facility specifies certain events of default including, among others, failure to pay principal, interest or fees, violation of covenants, inaccuracy of representations or warranties, bankruptcy events, certain ERISA-related events, cross-defaults to other material agreements, change of control events, and invalidity of guarantees or security documents. Some events of default are triggered only after certain cure periods have expired, or provide for materiality thresholds. If such a default occurs, the lenders under the senior secured credit facility would be entitled to take various actions, including all actions permitted to be taken by a secured creditor and the acceleration of amounts due under the senior secured credit facility.

In connection with the senior secured credit facility and the indenture, the Company entered into security agreements pursuant to which it granted first priority liens for the benefit of the lenders and second priority liens for the benefit of the holders of the Notes in substantially all of the Company’s assets, excluding a pledge of its stock, any joint ventures and certain other exceptions. The relative rights and responsibilities of the first priority secured parties, on the one hand, and the second priority secured parties, on the other hand, are set forth in an intercreditor agreement.

Professional Services Agreement

At the closing of the merger on May 31, 2007, BSMB received a fee of $10.0 million for services rendered in connection with the transaction. Upon closing of the merger, the Company also entered into a professional services agreement with BSMB pursuant to which BSMB will provide the Company with general advisory and management services with respect to financial and operating matters. Pursuant to such agreement, BSMB will receive an aggregate annual advisory fee equal to the greater of $500,000 and 0.75% of the Company’s Adjusted EBITDA (as defined in the agreement) for the immediately preceding fiscal year and reimbursement of reasonable out-of-pocket expenses incurred in connection with the provision of services. The annual advisory fee for the fiscal year ending December 31, 2007 will be $500,000. The professional services agreement includes customary indemnification provisions in favor of BSMB, and will remain in effect unless and until either party notifies the other of its desire to terminate, the Company is sold to a third-party purchaser or the Company consummates a qualified initial public offering.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item 2.03 is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 4.01 Changes in Registrant’s Certifying Accountant.

Previous independent registered public accounting firm

On June 5, 2007, the Audit Committee of the Board of Directors of the Company dismissed PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm.

During the fiscal years ended December 31, 2005 and 2006 and through June 5, 2007, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference thereto in its report regarding the Company’s financial statements for such years.

During the fiscal years ended December 31, 2005 and 2006 and through June 5, 2007, there were no “reportable events,” as that term is defined under Item 304(a)(1)(v) of Regulation S-K.

The report of PwC on the financial statements of the Company for the fiscal years ended December 31, 2005 and 2006 did not contain any adverse opinion or disclaimer of opinion, and such report was not qualified or modified as to uncertainty, audit scope or accounting principle.

The Company provided PwC with a copy of the foregoing disclosures prior to the date of filing this Current Report on Form 8-K and requested that PwC furnish a letter addressed to the SEC stating whether or not it agrees with the statements made by the Company herein. A copy of the letter from PwC addressed to the SEC dated June 6, 2007 is filed as Exhibit 16.1 to this Current Report on Form 8-K.

New independent registered public accounting firm

The Company is currently engaged in discussions with an independent auditing firm to replace PwC and to serve as the Company's independent registered public accounting firm. The engagement of a new independent registered public accounting firm will be approved by the Audit Committee of the Board of Directors.

Item 5.01 Changes in Control of Registrant.

On April 15, 2007, Holdco and Merger Sub entered into an agreement and plan of merger with the Company with respect to the acquisition of all of the outstanding capital stock of the Company for an aggregate enterprise value of approximately $712.0 million in cash. On May 31, 2007, the acquisition of the Company was completed.

Holdco is owned by BSMB and certain members of the Company’s management. Concurrently with the completion of the merger, Merger Sub was merged with and into the Company, which is the surviving corporation.

The merger acquisition, including the refinancing of previous debt and the payment of related fees and expenses, was financed by equity contributions of approximately $248.8 million and the issuance of $460.0 million in aggregate principal amount of Notes.

As a result of the merger, all of the equity securities of the Company are owned by Holdco. BSMB, through its affiliates, owns approximately 96% of the equity interests in Holdco on a fully diluted basis.

In connection with the transaction, BSMB and certain members of the Company’s management that acquired securities of Holdco in connection with the merger entered into a securityholders agreement. Pursuant to the securityholders agreement, the board of directors of Holdco will consist of three persons designated by the stockholders who are affiliates of BSMB (the “BSMB Directors”) and the Chief Executive Officer of the Company, who will initially be Gary D. Blackford. In addition, the securityholders agreement provides that BSMB Directors will comprise a majority of the directors on the board of directors of any of the subsidiaries of Holdco and of any committee of the board of directors of Holdco or any of its subsidiaries.

The securityholders agreement also limits the ability of the stockholders to transfer their securities in Holdco, subject to certain exceptions, contains certain co-sale rights and rights of first refusal with respect to transfers by the stockholders other than to certain permitted transferees and provides for certain repurchase rights of the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Immediately following the merger, Gary D. Blackford became Chairman of the Board of Directors of the Company. The former Chairman of the Board, David E. Dovenberg, became Chairman Emeritus.

Immediately following the merger, the following individuals became directors of the Company:

John D. Howard is Chief Executive Officer of Bear Stearns Merchant Banking and a Senior Managing Director of Bear, Stearns & Co. Inc. Prior to founding BSMB in 1997, Mr. Howard was the co-CEO of Vestar Capital Partners, a private investment firm specializing in management buyouts. Previously, Mr. Howard was a Senior Vice President and Partner of Wesray Capital Corporation. He currently serves on the board of directors of Balducci's, New York & Company (NYSE: NWY), Seven for All Mankind, Stuart Weitzman Holdings, Aéropostale (NYSE: ARO) and Integrated Device Technology, Inc. (NASDAQ: IDTI). Additionally, Mr. Howard is a member of the board of directors of the Yale School of Management as well as a trustee of Mt. Sinai Hospital. Mr. Howard holds a Master of Business Administration degree from Yale School of Management and a Bachelor of Arts degree from Trinity College.

Robert Juneja is a Partner of Bear Stearns Merchant Banking and a Managing Director of Bear, Stearns & Co. Inc. Mr. Juneja joined BSMB in 2000 and focuses on investments in financial services and health care services. Prior to joining BSMB, Mr. Juneja was Vice President of Corporate Development at Destia Communications. Mr. Juneja serves on the board of directors of ACA Capital Holdings (NYSE: ACA), Alter Moneta Holdings, Caribbean Financial Group, Cavalry Investments Holdings and Churchill Financial Holdings. Mr. Juneja holds a Master of Business Administration degree from the Wharton School of the University of Pennsylvania and a Bachelor of Arts degree in Mathematics from the University of Michigan.

Bret D. Bowerman is a Senior Associate of Bear Stearns Merchant Banking. Prior to joining BSMB, Mr. Bowerman worked as a Research Analyst at GoldenTree Asset Management and an Associate at DB Capital Partners. Mr. Bowerman holds a Master of Business Administration degree from the Wharton School of the University of Pennsylvania and a Bachelor of Arts degree in Economics from Washington & Lee University.

Employment Agreement—Gary D. Blackford

On May 31, 2007, and in connection with the merger, the Company entered into an employment agreement with Gary D. Blackford. Pursuant to his employment agreement, Mr. Blackford will serve as Chairman and Chief Executive Officer of the Company and as a member of the respective board of directors of both Holdco and the Company. The agreement also provides that Mr. Blackford will be appointed Chairman and Chief Executive Officer of any parent, holding or operating company other than any non-public company that solely holds equity or debt of the Company. The agreement set forth a three-year term and automatic renewal for successive one-year periods unless either Mr. Blackford or the Company provides notice of non-renewal. The agreement provides for an annual base salary of $432,000 which may be increased by the Company's Board of Directors as it may deem appropriate after an annual review. The agreement also provides for Mr. Blackford to receive an annual bonus based on achievement of the Company's EBITDA targets, with a target bonus equal to 85% of base salary, and to be granted options to purchase Holdco common stock under Holdco’s stock option plan, pursuant to mutually agreeable terms, as soon as practicable following the completion of the merger.

Mr. Blackford's agreement provides that upon his disability or death, he or his representatives, as applicable, will receive (i) 100% of his annual base salary as in effect at that time, (ii) $7,593 and (iii) any earned but unpaid bonus for a fiscal year ending prior to that date. Additionally, he or his representatives, as applicable, will receive a pro rata amount of bonus for the fiscal year in which employment is terminated, and accrued vested benefits through the Company's benefit plans.

Mr. Blackford's agreement provides for severance payments upon termination of his employment without “cause” or his resignation of his employment for “good reason” (as such terms are defined in the agreement), conditioned upon Mr. Blackford delivering a general release in favor of the Company. The severance provisions provide that Mr. Blackford will receive an amount equal to (i) 185% of his annual base salary as in effect at that time, (ii) $7,593 and (iii) any earned but unpaid bonus for a fiscal year ending prior to that date. Additionally, Mr. Blackford will receive a pro rata amount of bonus for the fiscal year in which employment is terminated, and accrued vested benefits through the Company's benefit plans.

If Mr. Blackford is terminated without cause or resigns for good reason at any time within six months prior to, or 24 months following, a “change in control” (as such term is defined in the agreement), or if Mr. Blackford resigns his employment for any reason during the 30-day period following the six-month anniversary of the change in control, the severance provisions provide that he will receive an amount equal to (i) 285% of his annual base salary as in effect at that time, (ii) $7,593 and (iii) any earned but unpaid bonus for a fiscal year ending prior to that date. Additionally, under the aforementioned circumstances, Mr. Blackford will also receive a pro rata amount of bonus for the fiscal year in which employment is terminated, and the other benefits provided to him under his employment agreement accrued through the date of termination. Additionally, Mr. Blackford is entitled to a gross up of excise taxes payable with respect to “parachute payments” in connection with a change in control of the Company.

Employment Agreement—Rex T. Clevenger

On May 31, 2007, and in connection with the merger, the Company entered into an employment agreement with Rex T. Clevenger. Pursuant to his employment agreement, Mr. Clevenger will serve as Executive Vice President and Chief Financial Officer of the Company for a three-year term and automatic renewal for successive one-year periods unless either Mr. Clevenger or the Company provides notice of non-renewal. The agreement provides for an annual base salary of $313,800 which may be increased by the Company's Board of Directors as it may deem appropriate after an annual review. The agreement also provides for Mr. Clevenger to receive an annual bonus based on achievement of the Company's annual EBITDA targets, with a target bonus equal to 75% of base salary, and to be granted options to purchase Holdco common stock under Holdco’s stock option plan, pursuant to mutually agreeable terms, as soon as practicable following the completion of the merger.

Mr. Clevenger's agreement provides that upon his disability or death, he or his representatives, as applicable, will receive (i) 100% of his annual base salary as in effect at that time, (ii) $7,593 and (iii) any earned but unpaid bonus for a fiscal year ending prior to that date. Additionally, he or his representatives, as applicable, will receive accrued vested benefits through the Company's benefit plans.

Mr. Clevenger's agreement provides for severance payments upon termination of his employment without “cause” or his resignation of his employment for “good reason” (as such terms are defined in the agreement) conditioned upon Mr. Clevenger delivering a general release in favor of the Company. The severance provisions provide that Mr. Clevenger will receive an amount equal to (i) 175% of his annual base salary as in effect at that time, (ii) $7,593 and (iii) any earned but unpaid bonus for a fiscal year ending prior to that date. Additionally, Mr. Clevenger will receive a pro rata amount of bonus for the fiscal year in which employment is terminated, and accrued vested benefits through the Company's benefit plans.

If Mr. Clevenger is terminated without cause or resigns for good reason at any time within six months prior to, or 24 months following, a “change in control” (as such term is defined in the agreement), the severance provisions provide that he will receive an amount equal to (i) 262.5% of his annual base salary as in effect at that time, (ii) $7,593 and (iii) any earned but unpaid bonus for a fiscal year ending prior to that date. Additionally, under the aforementioned circumstances, Mr. Clevenger will receive a pro rata amount of bonus for the fiscal year in which employment is terminated, and the other benefits provided to him under his employment agreement accrued through the date of termination.

New Stock Option Plan

On May 31, 2007, and in connection with the merger, Holdco adopted a stock option plan which provides for the grant of incentive stock options to any of the Company’s and Holdco’s executives and other key employees and certain directors of Holdco, in each case, who have substantial responsibility for the Company’s and Holdco’s management and growth. The exercise price for the incentive stock options will equal the estimated fair market value of Holdco’s common stock on the date such options were granted, as determined by Holdco’s board of directors. The stock options granted under the stock option plan will expire ten years after grant and consist of two general types: (1) options with fixed vesting schedules and (2) options that vest upon the achievement of established performance targets. Upon a sale of Holdco or the Company, all of the unvested options with fixed vesting schedules will vest and become exercisable, and the unvested options that vest upon the achievement of established performance targets will vest and become exercisable upon BSMB's achievement of certain internal rates of return on its investment in the Company. The issued shares purchased by a grantee upon the exercise of such grantee's options will be subject to certain restrictions on transferability as provided in the plan. Grantees are subject to non-competition, non-solicitation and confidentiality requirements as set forth in such grantee's option grant agreements.

Executive Severance Pay Plan

On June 1, 2007, the Company adopted a new executive severance pay plan, which provides severance pay for eligible executives who are not covered under an employment agreement or other plan of the Company. The plan provides for severance payments upon termination of employment by the Company without “cause” (other than death or disability) or by the executive for “good reason” (as such terms are defined in the plan), conditioned upon the executive’s delivering within 45 days of such termination a general release in favor of the Company and specified confidentiality, non-competition and non-solicitation agreements.

Pursuant to the plan, eligible executives are entitled to receive severance of twelve months salary and twelve months medical and dental benefits. Additionally, if termination is pursuant to resignation for good reason, the executive will receive a prorated portion of the bonus earned for the then current fiscal year. If prior to the date which is twelve months after the date of termination the executive finds other employment, the amount of severance payments to which he or she is entitled will be reduced by the value of the compensation the executive receives in his or her new employment, and the medical and dental benefits will be discontinued if the executive secures similar benefits through a new employer.

The plan further provides that the controller is entitled to severance pay only upon termination by the Company without cause (other than death or disability) or resignation by the controller for good reason, in each case during the period starting 30 days before a “change of control” (as such term is defined in the plan) and continuing through six months after such change of control. Executives covered under the executive severance pay plan may not participate concurrently in any other Company severance pay plan or agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 16.1 — Letter, dated June 6, 2007, from PricewaterhouseCooopers LLP (“PwC”) to the Securities and Exchange Commission regarding PwC’s concurrence with the Company’s statements concerning the dismissal of PwC as the Company’s independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Universal Hospital Services, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 6, 2007	UNIVERSAL HOSPITAL SERVICES, INC.

By: /s/ Rex T. Clevenger
Rex T. Clevenger
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX
Exhibit Number	Description
16.1
Letter, dated June 6, 2007, from PricewaterhouseCooopers LLP (“PwC”) to the Securities and Exchange Commission regarding PwC’s concurrence with the Company’s statements concerning the dismissal of PwC as the Company’s independent registered public accounting firm.